Exhibit 99.1

For Immediate Release:	Contact:	Howard Green
SVP of Corporate Development
(914) 921-7729

For further information please visit
www.gabelli.com

GAMCO Investors, Inc. Reports Second Quarter 2019 Earnings

-	Net income of $24.0 million
-	Diluted earnings of $0.88 per share
-	June 30, 2019 AUM of $36.9 billion

Rye, New York, August 6, 2019 – GAMCO Investors, Inc. (“GAMCO”) (NYSE: GBL) today reported its operating results for the quarter ended June 30, 2019.

Financial Highlights (Unaudited)
	Three Months Ended
(In thousands, except per share data)	June 30, 2019	March 31, 2019	June 30, 2018

U.S. GAAP Basis
Revenues	$76,407	$74,336	$87,193
Operating income	26,760	28,613	41,373
Net income	24,017	19,892	31,582
Diluted earnings per common share (a)	$0.88	$0.70	$1.10
Weighted average diluted shares outstanding	27,413	28,539	28,819
Shares outstanding	27,743	28,853	28,986

Assets Under Management
AUM - average (in millions)	$37,011	$36,837	$40,613
AUM - end of period (in millions)	36,924	37,273	40,671

(a) CEO waivers of compensation bolstered EPS by $0.00, $0.36, and $0.44, respectively.

Revenues

-	Total revenues for the second quarter of 2019 were $76.4 million compared with $87.2 million in the second quarter of 2018.

-	Investment advisory fees were $68.0 million in the second quarter of 2019 versus $77.3 million in the second quarter of 2018.
-	Open-end and closed-end fund revenues were $44.2 million compared to $49.1 million in the second quarter of 2018.
-
Institutional and Private Wealth Management revenues, which are generally billed on portfolio values at the beginning of the quarter, were $22.2 million in the second quarter of 2019 compared to $26.8 million in the second quarter of 2018.

-	SICAV revenues were $1.6 million in the second quarter of 2019 versus $1.5 million in the second quarter of 2018.

-	Distribution fees from our open-end equity funds and other income were $8.4 million for the second quarter of 2019 versus $9.9 million for the second quarter of 2018.

Operating Income

Operating income was $26.8 million in the second quarter of 2019 versus $41.4 million for the second quarter of 2018 which was bolstered by $17.2 million of waivers of CEO compensation.  Amortization of deferred compensation, which includes the change in GBL share price, a non-cash charge, increased operating costs by $0.4 million and $11.2 million in the second quarters of 2019 and 2018, respectively.

Non-Operating Income

Mark to market investment gains were $6.0 million in the second quarter of 2019 versus $1.9 million in gains in the second quarter of 2018.  Interest expense in the second quarter of 2019 was $0.7 million versus $0.9 million in the second quarter of 2018.

Income Taxes

The Company’s effective tax rate for the quarter ended June 30, 2019 was 25.1% versus 25.5% for the quarter ended June 30, 2018.

Past and Future - Giving Back to Society

Generating returns for our stakeholders is not the sole gauge we use in measuring our success.  Since the inception of GAMCO’s shareholder designated charitable contribution (“SDCC”) program in 2013, shareholders have designated contributions of approximately $27 million to over 150 501(c)(3) initiatives.  Most recently, the SDCC approved by our board of directors in November 2018 provided $4.8 million to 90 shareholder designated 501(c)(3) organizations.  This program underscores our commitment to managing socially responsible portfolios since 1987.  More recently, the socially responsible mandates have evolved to include integrating ESG (environmental, social, and governance) factors into the analysis of companies and the structuring of portfolios.

Over $52 million has been donated to charities by GAMCO, including through our SDCC program, since our initial public offering (“IPO”) in February 1999.

On August 6, 2019, our Board of Directors authorized an additional $0.20 per share charitable contribution for egistered holders as of November 15, 2019.

Business Highlights

-
In April, GAMCO repurchased 1.2 million shares of GBL class A stock in a private transaction, reducing the class A shares outstanding by 12.4% to 8.6 million and total shares outstanding from 28.8 million to 27.6 million.

-
GAMCO Asset Management hosted its 34th Annual Client Symposium at the Pierre Hotel with over 350 investors in attendance.  2019 Inductees to our Hall of Fame included Denise Ramos (ITT), Jay Hooley (State Street), Amin Khoury (KLX), and Cristina Stenbeck (Kinnevik AB).  Bruce Greenwald was honored as the 15th recipient of the Graham and Dodd, Murray, Greenwald Prize for Value Investing.

-
On June 4, 2019, The Gabelli Dividend & Income Trust completed an offering of $50 million of 5.375% Series H Cumulative Preferred Shares.  The preferred stock is perpetual, non-callable for five years, and was issued at $25 per share.

-
On July 11, 2019 GAMCO hosted a conference on Rule 852(b)(6), the Dynamics and Implications for the Fund Industry.  Industry participants and members from the academic community covered a number of topics including “heartbeat trades” and innovations in the active ETF market.

Balance Sheet

We ended the quarter with cash and investments of $88.8 million, debt of $24.2 million, and $33.3 million of deferred compensation, net of tax.

Returns to Shareholders

We paid $0.6 million in dividends during the second quarter of 2019 and purchased 1,360,161 shares at an average price of $20.79 per share, or $28.3 million in total.  Since our IPO in February 1999, we have returned $2.0 billion to shareholders consisting of $1.0 billion of spin-offs (valued at the time of the spin-offs), $494.5 million in the form of dividends, and $494.6 million through stock buybacks of approximately 12.3 million shares.

On August 6, 2019, GAMCO’s board of directors declared a regular quarterly dividend of $0.02 per share, which is payable on September 24, 2019 to class A and class B shareholders of record on September 10, 2019.

About GAMCO Investors, Inc.

GAMCO Investors, Inc., through its subsidiaries, manages open-end funds and closed-end funds (Gabelli Funds, LLC) and private advisory accounts (GAMCO Asset Management Inc.).

Table I: Assets Under Management (in millions)

	June 30,	March 31,
	2019	2019
Equities:
Open-end Funds	$11,016	$11,452
Closed-end Funds	7,646	7,550
Institutional & PWM (a)	15,332	15,243
SICAV	538	522
Total Equities	34,532	34,767
Fixed Income:
100% U.S. Treasury Fund	2,375	2,487
Institutional & PWM	17	19
Total Fixed Income	2,392	2,506
Total Assets Under Management	$36,924	$37,273

(a) Includes $252 and $251 of 100% U.S. Treasury Fund AUM at June 30,
2019 and March 31, 2019, respectively.

Table II: Fund Flows - 2nd Quarter 2019 (in millions)
				Fund
		Market		distributions,
	March 31,	appreciation/	Net cash	net of	June 30,
	2019	(depreciation)	flows	reinvestments	2019
Equities:
Open-end Funds	$11,452	$293	$(720)	$(9)	$11,016
Closed-end Funds	7,550	165	61	(130)	7,646
Institutional & PWM	15,243	387	(298)	-	15,332
SICAV	522	4	12	-	538
Total Equities	34,767	849	(945)	(139)	34,532
Fixed Income:
100% U.S. Treasury Fund	2,487	14	(126)	-	2,375
Institutional & PWM	19	(2)	-	-	17
Total Fixed Income	2,506	12	(126)	-	2,392
Total Assets Under Management	$37,273	$861	$(1,071)	$(139)	$36,924

Table III
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Investment advisory and incentive fees	$67,990	$77,334	$133,878	$154,682
Distribution fees and other income	8,417	9,859	16,865	20,008
Total revenues	76,407	87,193	150,743	174,690

Compensation costs (a)	30,216	28,952	60,563	54,902
Management fee expense (a)	4,709	1,482	6,158	6,116
Distribution costs	8,605	9,852	17,275	20,056
Other operating expenses	6,117	5,534	11,374	10,987
Total expenses	49,647	45,820	95,370	92,061

Operating income	26,760	41,373	55,373	82,629

Investment income / (loss)	5,979	1,935	4,808	(2,920)
Interest expense	(655)	(922)	(1,310)	(2,122)
Non-operating income / (loss)	5,324	1,013	3,498	(5,042)

Income before income taxes	32,084	42,386	58,871	77,587
Provision for income taxes	8,067	10,804	14,962	18,744
Net income	$24,017	$31,582	$43,909	$58,843

Net income:
Basic	$0.88	$1.10	$1.57	$2.04
Diluted	$0.88	$1.10	$1.57	$2.04

Weighted average shares outstanding:
Basic	27,357	28,777	27,929	28,846
Diluted	27,413	28,819	27,973	28,867

Actual shares outstanding (b)	27,743	28,986	27,743	28,986

(a) CEO waiver reduced compensation costs by $0, $14,230, $12,178, and $19,113, respectively and management fee expense by $0, $2,964, $1,689, and $4,641, respectively.
(b) Includes 668, 269, 668, and 269 of RSAs, respectively.

Table IV
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

	June 30,	December 31,
	2019	2018

ASSETS
Cash and cash equivalents	$52,008	$41,202
Investments	36,811	33,789
Receivable from brokers	4,188	3,423
Other receivables	28,176	31,135
Deferred tax asset and income tax receivable	18,250	15,001
Other assets	10,923	10,062

Total assets	$150,356	$134,612

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Payable to brokers	$99	$112
Income taxes payable and deferred tax liabilities	1,935	2,388
Compensation payable (a)	65,335	60,408
Accrued expenses and other liabilities	36,189	37,926
Sub-total	103,558	100,834

5.875% Senior notes (due June 1, 2021)	24,180	24,168
Total debt	24,180	24,168
Total liabilities	127,738	125,002

Stockholders' equity	22,618	9,610

Total liabilities and stockholders' equity	$150,356	$134,612

(a) Excludes $5.5 million and $11.3 million of Deferred Cash Compensation Agreements ("DCCAs") expense that is not yet recorded under GAAP as of June 30, 2019 and December 31, 2018, respectively.

Non-GAAP information and reconciliation:

Management believes the use of non-GAAP measures provides relevant information to allow investors to view operating trends, perform analytical comparisons and benchmark performance between periods for its core operating results.  Management uses non-GAAP measures in its financial, investing and operational decision-making process, for internal reporting and as part of its forecasting and budgeting processes.  GAMCO’s calculation of non-GAAP measures may not be comparable to other companies due to potential differences between companies in the method of calculation.  Non-GAAP measures should not be considered a substitute for related U.S. GAAP measures.

The following tables reconcile the U.S. GAAP basis amounts, as reported, to the non-GAAP measures:

	Three Months Ended
(Unaudited) (In thousands, except per share data)	June 30, 2019	March 31, 2019	June 30, 2018

Net income, U.S. GAAP basis	$24,017	$19,892	$31,582
Impact of DCCAs on expenses and taxes (a):
Compensation costs	(603)	11,167	9,751
Management fee expense	1,030	1,449	1,482
Provision for income taxes	(102)	(3,027)	(2,808)
Total impact of DCCAs on expenses and taxes	325	9,589	8,425
Net income, as adjusted	$24,342	$29,481	$40,007

Per fully diluted share:
Net income, U.S. GAAP basis	$0.88	$0.70	$1.10
Impact of DCCAs	$0.01	$0.33	$0.29
Net income, as adjusted	$0.89	$1.03	$1.39

(a) The non-GAAP adjustments relate to multiple DCCAs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy, the effects of the Tax Cuts and Jobs Act, and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations, and the ongoing impacts of the Tax Cuts and Jobs Act with respect to tax rates and the non-deductibility of certain portions of named executive officer compensation. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Annual Report on Form 10-K and other public filings.  Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.